Exhibit 21

Subsidiaries of the Registrant

Name	Percent Ownership	State of Incorporation
Bogota Savings Bank	100%	New Jersey
Bogota Securities Corp.*	100%	New Jersey
Bogota Properties, LLC*	100%	New Jersey

*	Subsidiary of Bogota Savings Bank